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                                                                    EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Telemate.Net Software, Inc.


We consent to incorporation by reference in the Registration Statement on Form S-8 of Telemate.Net Software, Inc. of our report dated February 11, 2000, relating to the balance sheets of Telemate.Net Software, Inc. as of December 31, 1999 and 1998, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule, which report appears in the 1999 Annual Report on Form 10-K of Telemate.Net Software, Inc.



Atlanta, Georgia
October 25, 2000


/s/ KPMG LLP